EXHIBIT 10.14

CHANGE OF CONTROL AGREEMENT

THIS CHANGE OF CONTROL AGREEMENT (“Agreement”) dated as of March 19, 2002 is entered by and between Vincent Angotti (“Executive”) and Reliant Pharmaceuticals, LLC, a Delaware limited liability company (the “Company”).

WITNESSETH:

WHEREAS, Executive is an employee of the Company and has made and is expected to continue to make major contributions to the short and long term profitability, growth and financial strength of the Company;

WHEREAS, the Company recognizes that the possibility of a Change of Control (as defined below) exists; and

WHEREAS, the Company believes it is in the best interests of the Company and its Members to provide an incentive for Executive’s continued employment and assistance in consummating any such Change of Control.

NOW THEREFORE, in exchange for the good and valuable consideration set forth herein, the adequacy of which is specifically acknowledged, the Company and Executive hereby agree as follows:

1.                                       Certain Defined Terms. Capitalized terms used but not otherwise defined in this Agreement have the meanings ascribed to them in the LLC Agreement. In addition to terms defined elsewhere in this Agreement, the following capitalized terms shall have the meanings ascribed below when used in this Agreement:

(a)                                  “Benefits” shall mean medical, dental, and group term life plans as are established by the Company and as in effect from time to time applicable to executives of the Company or any Successor.

(b)                                 “Cause” shall mean termination by the Company of the Executive’s relationship with the Company due to (i) the commission by the Executive of an act of fraud or embezzlement against the Company or any affiliate thereof, (ii) a breach by the Executive of one or more of the following duties to the Company:  (A) the duty of loyalty, (B) the duty not to engage in self-dealing with respect to the Company’s assets, properties or business opportunities, except as approved in writing by the Board, (C) the duty of honesty or (D) any other fiduciary duty which the Executive owes to the Company, (iii) a conviction of the Executive (or a plea of nolo contendere in lieu thereof) for (A) a felony or (B) a crime involving fraud, dishonesty or moral turpitude, (iv) intentional misconduct with respect to his duties to the Company, including, but not limited to, knowing and intentional violation by the Executive of written policies of the Company, including policies regarding confidential information and non-competition, or specific directions of the Board or superior officers of the Company, which policies or directives are neither illegal (or do not involve illegal conduct) nor do they require the Executive to violate reasonable business ethical standards, or (v) the failure of the Executive, after written notice from the Company, to render services to the Company in accordance with his employment or other relationship with the Company, which failure is not cured within 10 days of receipt of such notice.

(c)                                  “Change of Control” shall mean (i) the sale, lease, exchange, license or other disposition of all or substantially all of Company’s assets in one transaction or series of related transactions (an “Asset Sale”); (ii) a merger or consolidation as a result of which the holders of Company’s issued and outstanding voting securities immediately before such transaction own or control less than a majority of the voting securities of the continuing or surviving entity immediately after such transaction and/or (iii) the acquisition (in one or more transactions) by any Person or Persons acting together or constituting a “group” under Section 13(d) of the Exchange Act together with any affiliates thereof (other than Members of the Company as of the date hereof and their respective affiliates) of beneficial ownership (as defined in Rule 13d-3 under such Exchange Act) or control, directly or indirectly, of at least eighty percent (80%) of the total voting power of all classes of securities entitled to vote generally in the election of the Company’s board of managers or similar governing body; provided that for the purposes of the immediately preceding clause (iii) neither a public offering of Company’s securities nor any financing transaction or series of financing transactions shall constitute a Change of Control.

(d)                                 “Closing Date” shall mean the effective date of a Change of Control.

(e)                                  “Common Units” shall mean the Class A common units of the Company.

(f)                                    “Company Note” shall mean that certain promissory note dated as of May 11, 2001 in the principal amount of $200,000 executed by Executive in favor of the Company.

(g)                                 “Consideration” shall mean the consideration (whether cash, stock or other property) actually received by (i) the Members of the Company in a Change of Control for or on account of their Units and (ii) employees or former employees of the Company on account of their Options.

(h)                                 “Employment Agreement” shall mean the Employment Agreement dated as of January 15, 2001 by and between the Company and Executive.

(i)                                     “Good Reason” shall mean (i) Good Reason within the meaning of the Employment Agreement, (ii) Executive is not offered continued employment with the successor entity in the Change of Control that is comparable in compensation and generally comparable in position and duties (taking into consideration the Change of Control) to Executive’s compensation, position and duties in effect immediately prior to the Closing Date, (iii) following the Closing Date and without Executive’s consent, Executive is relocated for at least six (6) months by the Company (or its successor in the Change of Control) to a location more than seventy-five (75) miles from Executive’s current principal place of employment or (iv) in connection with an Asset Sale, failure by the Successor to assume the Employment Agreement.

(j)                                     “Liquidation Preference” shall mean the sum of (a) the Series A Liquidation Preference and (b) the Series B Liquidation Preference.

(k)                                  “LLC Agreement” shall mean the Second Amended and Restated Limited Liability Company Operating Agreement of Reliant Pharmaceuticals, LLC, dated as of February 21, 2002, among the Members named therein, as amended from time to time.

(l)                                     “Option” shall mean outstanding options to purchase Common Units granted pursuant to the Plan.

(m)                               “Plan” shall mean the Reliant Pharmaceuticals LLC Equity Incentive Plan dated as of July 6, 2001, as amended.

(n)                                 “Restricted Units” shall mean Common Units acquired upon exercise of any unvested Option or otherwise granted to the Executive under the terms of or subject to the Plan.

(o)                                 “Successor” means a successor in interest to the Company or the Company’s assets in a Change of Control.

(p)                                 “Value” means the total value of Consideration actually received by the Series A Holders and Series B Holders, as the case may be, in a Change of Control that would be applied in satisfaction of such holders’ Liquidation Preference.

2.                                       Term of Agreement. This Agreement shall be effective on the Closing Date for a period of nine (9) consecutive months immediately following the Closing Date; provided, that any rights of Executive and/or the Company which are triggered and accrue hereunder during the term of this Agreement shall survive the termination of this Agreement to the extent so accrued.

3.                                       Amendment of Employment Agreement. During the term of this Agreement, any provisions of the Employment Agreement that are inconsistent with the terms of this Agreement shall be amended to conform to the terms of this Agreement. Without limiting the foregoing, it is specifically understood and agreed that (a) during the term of this Agreement the definitions of Cause and Good Reason contained herein shall supercede and replace those contained in the Employment Agreement and (b) subject to the terms hereof, the Employment Agreement will remain in full force and effect in accordance with its terms.

4.                                       Severance. If during the term of this Agreement, Executive’s employment is terminated without Cause or for Good Reason, then such termination shall be treated as a termination without Cause or for Good Reason pursuant to the terms of the Employment Agreement and the Executive shall be entitled to rights provided thereunder in respect of such termination. In the event of an Asset Sale, the Company’s obligations under the Employment Agreement to continue providing the Benefits following a termination without Cause or for Good Reason shall cease, unless otherwise required by law, and/or any Successor agrees to continue providing such Benefits. In addition, if Executive becomes entitled to receive Benefits under any subsequent employer’s benefit and/or welfare plans, the Company’s obligations to continue the Benefits as a result of termination without Cause or for Good Reason under the Employment Agreement shall cease.

5.                                       Bonus.

(a)                                  Subject to Section 5(c) below, in the event that (i) a Change of Control occurs prior to (A) the date the Company first offers its equity securities to the public pursuant to an effective registration statement under the Securities Act of 1933, as amended, or (B) the date on which the Series A Holders and Series B Holders convert 50% or more of their Series A Preferred Units and Series B Preferred Units, respectively, to Common Units in accordance with Section 6.2 of the LLC Agreement, (ii) the Executive is terminated without Cause or terminates his employment under the circumstances described in clauses (ii) or (iii) of the definition of Good Reason, and (iii) upon the Change of Control the Series A Holders and Series B Holders receive aggregate Value equal to at least the Liquidation Preference, but not more than the Series A/B Liquidation Preference Cap, then Executive shall have the right to receive a bonus equal to one times (1x) his annual base salary in effect immediately prior to the Change of Control (the “Bonus”); provided, that Executive is employed by the Company on the Closing Date (or has been terminated without Cause or has terminated his employment by the Company with Good Reason (as defined in the Employment Agreement), in each case within the three month period immediately prior to the Closing Date). In the event that the Series A Holders and the Series B Holders receive Value in the Change of Control (1) of less than the Liquidation Preference or (2) in excess of the Series A/B Liquidation Preference Cap, in each case after giving effect to any bonus payments made or to be made by Reliant pursuant to the terms of this Agreement and other similar change of control agreements or severance agreements entered into between the Company and the persons listed on Annex A attached hereto, then, in either case, Executive shall not be entitled to any Bonus.

The Bonus, if any, shall be (x) payable upon the later of (1) ten business days following the termination of Executive’s employment with the Company and (2) ten business days following the Closing Date, (y) paid in a cash lump sum and (z) shall be in addition to and not in substitution of any severance to which Executive is otherwise entitled under the terms of the Employment Agreement.

(b)                                 Upon becoming entitled to receive the Bonus and in consideration of the Company’s agreement to pay such Bonus to Executive in accordance with Section 5(a) above, immediately prior to the consummation of the Change of Control, (i) if the Executive holds any Options, Executive shall forfeit all right to any Options held by Executive and such Options shall be deemed cancelled effective immediately prior to the Change of Control and (ii) if Executive holds Common Units, such Common Units will be redeemed for an aggregate redemption price of $1.00 by the Company and Executive shall have no further rights to such Common Units with such Common Units being deemed cancelled immediately prior to the Change of Control.

(c)                                  In the event the Value of the Change of Control is reduced as a result of the payment made by any claims of the acquiring Person based upon (i) breaches in representations or warranties made by or on behalf of Reliant, or (ii) rights of indemnification against Reliant or its Members in connection with the Change of Control, as the case may be, (collectively, “Losses”), such that the Value (as adjusted for such Losses) received by the Series A Holders and the Series B Holders is less than the Liquidation Preference, then Executive agrees to pay to the Series A Holders and the Series B Holders on a pro rata basis the full amount of the Bonus. Bay City Capital Fund II, L.P. (“BCC Fund II”) on behalf of the Series A

Holders and the Series B Holders shall re-calculate the Value after giving effect to any Losses, and in the event that the amount of such Losses reduce the Value to an amount below the Liquidation Preference, BCC Fund II shall inform Executive in writing of the total amount of such Losses and the re-calculation of Value (the “Notice”). Within 10 business days of delivery of the Notice, Executive will remit to BCC Fund II on behalf of the Series A Holders and the Series B Holders cash in the amount of 50% of the Bonus and an unsecured recourse promissory note in the original principal amount equal to 50% of the Bonus made in favor of BCC Fund II (not individually, but rather as disbursement agent for the Series A Holders and the Series B Holders) in form and substance reasonably satisfactory to BCC Fund II (the “Bonus Repayment Note”), which Bonus Repayment Note will provide, among others terms, for (i) interest at the rate of the prime rate as announced by Bank of America, NA payable quarterly in arrears, (ii) repayment of 50% of the original principal amount of the Bonus Repayment Note, plus any accrued but unpaid interest thereon 90 days following the date of the Note, (iii) repayment of the balance of the Bonus Repayment Note, including any accrued but unpaid interest thereon on the first anniversary of the Bonus Repayment Note and (iv) prepayment of the Bonus Repayment Note without penalty or premium upon three business days prior written notice to BCC Fund II. The foregoing notwithstanding, in the event that Executive has used all of his Bonus to repay the Company Note in accordance with its terms, 100% of the Bonus amount shall be repayable by Executive pursuant to the terms of a Bonus Repayment Note. The Series A Holders and the Series B Holders shall be third party beneficiaries to the provisions of this Section 5(c).

6.                                       Vesting and Option Exercise Period.

(a)                                  Notwithstanding anything to the contrary contained in the Plan or the applicable Option or Restricted Unit agreements between the Company and Executive, upon consummation of Change of Control, Executive shall be fully vested in all of his Options and Restricted Units as of the Closing Date. In addition to the foregoing, in the event that the Executive’s Options or Restricted Units are exchanged in the Change of Control for securities of a publicly traded entity, then upon such exchange, such securities will be free from all call rights, repurchase rights and transfer restrictions imposed by the Plan, any applicable Option agreement and/or any applicable Restricted Unit agreement to the extent that such call rights, repurchase rights and transfer restrictions would have terminated in accordance with the terms of such Plan, Option agreement and/or Restricted Unit agreement following the initial public offering of the Company’s securities.

(b)                                 Notwithstanding anything to the contrary contained in the Plan or any applicable Option agreement between the Company and the Executive, if the Executive’s employment is terminated within the 12-month period following a Change of Control and during any period in which the Executive is prohibited from exercising the Option or selling any units or shares acquired upon exercise of the Option by reason of the any Federal or state securities laws or the terms of a lock-up agreement or similar agreement, then the period in which the Executive may exercise such Option following his termination of employment shall be extended until 30 days after the date the Executive is not so restricted from exercising such Option and/or selling any units or shares acquired upon exercise of such Option.

7.                                       Company Note. Executive agrees to apply toward the payment of the Company Note to the extent necessary (i) all cash Consideration received in the Change of Control for his

Common Units, and/or Options and any cash proceeds receive on any non-cash Consideration received in respect thereof and (ii) any severance or other termination payments to which Executive may become entitled under this Agreement or his Employment Agreement, including, without limitation, the Bonus payable under Section 5. To the extent that the any amount due under the Company Note remains unpaid after application of the preceding sentence, then Executive will remain liable to repay the full amount of any accrued and unpaid interest and up to 50% of the original principal amount of the Company Note in accordance with the terms of the Company Note.

8.                                       280G Provisions.

(a)                                  This Agreement shall not be effective and shall be of no force and effect unless and until this Agreement has been approved by the persons holding more that 75% of the voting power of the Company in accordance with Section 280G(b)(5)(B) of the Internal Revenue Code of 1986, as amended (the “Code”); provided, however, that (i) in the event the Company determines that the provisions of Section 280G of the Code do not apply to the Company due to its status as a limited liability company, or (ii) shares of the Company are readily tradable on an established securities market immediately prior to such Change of Control then no such approval shall be required.

(b)                                 Anything in this Agreement to the contrary notwithstanding, the aggregate payments or distributions by the Company or any of its affiliates to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any Option, Restricted Units, the Plan or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing (collectively, a “Payment”), shall not exceed the maximum Payments which Executive can receive without being subject to the excise tax imposed by Section 4999 of the Code (or any successor provision thereto) by reason of being considered “contingent on a change in ownership or control” of the Company, within the meaning of Section 280G of the Code (or any successor provision thereto) or to any similar tax imposed by state or local law, or any interest or penalties with respect to such tax (such tax or taxes, together with any such interest and penalties, being hereafter collectively referred to as the “Excise Tax”), and the Payments shall be reduced to the extent necessary so that the Executive shall not incur any Excise Tax.

(c)                                  The determination of whether or not the Payments shall subject the Executive to the Excise Tax and/or the amount of reduction of any such Payments in order to comply with the requirements of Section 8(b) shall be made by the certified pubic accounting firm which serves as the Company’s outside auditors immediately prior to the Change of Control (the “Accounting Firm”). The Company and Executive shall each provide the Accounting Firm access to and copies of any books, records and documents in the possession of the Company or Executive, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determination and calculations contemplated by Section 8(b). Any final determination by the Accounting Firm shall be final and binding upon the Company and Executive.

(d)                                 To the extent possible, the Payments shall be reduced first from any cash payments such as Bonus, and severance payable to Executive. If after reduction of all cash Payments, the Payments would still cause Executive to incur the Excise Tax, then to the extent necessary Executive’s vesting in such portion of the Options and or Restricted Units which would result in the Excise Tax not being triggered shall not be accelerated.

9.                                       Confidentiality. Executive agrees not to discuss or disclose the terms or existence of this Agreement, any contemplated Change of Control or the status of any discussion or negotiation related to a possible Change of Control with or to any person, agency, institution, company, or other entity (including, without limitation, a potential buyer of any asset of the Company and any of such buyer’s directors, officers, representatives, agents, counsel or accountants) unless the officers of Company responsible for negotiating the Change of Control agree in writing to such disclosure in advance, provided that Executive may, without such permission, make such disclosures as are required by courts or government agencies of appropriate jurisdiction or otherwise by law, and disclose the terms of this Agreement to his attorney(s), accountant(s), tax advisor(s), and other professional service provider(s), as reasonably necessary, and to his spouse and immediate family. However, to the extent Executive permissibly discloses information about the terms of his Agreement, Executive agrees to instruct such person(s) that the terms of this Agreement are strictly confidential and are not to be revealed to anyone else except as required by law.

10.                                 Cooperation. Executive hereby agrees to cooperate with the Company and its Members in their efforts to negotiate and consummate any Change of Control. Without limiting the foregoing, Executive agrees that (a) he shall make himself available at the Company’s reasonable request from time to time at such times and in such places as Executive and the Company may reasonably determine to answer questions and provide information to potential parties to a Change of Control in a manner consistent with the policies, procedures and guidelines established by the Company and its advisors and disclosed to Executive and (b) to the extent requested to do so by the Finance Committee of the Board of Mangers, he shall otherwise support any Change of Control and assist in connection with the negotiation and consummation of any Change of Control.

11.                                 Injunctive Relief. Executive agrees that his failure to comply with Sections 9 and 10 of this Agreement will cause irreparable harm to the Company, and that money damages would not adequately compensate the Company for such harm. Executive hereby agrees that in addition to any other remedy that may be available at law or equity hereunder or otherwise, the Company shall be entitled to injunctive or other equitable relief to restrain any breach or attempted breach by him of such terms and the Company shall be entitled to apply for such relief to any court of competent jurisdiction without the posting of any bond or other security.

12.                                 Successors and Binding Agreement.

(a)                                  This Agreement will be binding upon and inure to the benefit of the Company and any successor to the Company, including, any Successor (and such successor shall thereafter be deemed the “Company” for the purpose of this Agreement), but will not otherwise be assignable, transferable or delegable by the Company.

(b)                                 This Agreement will inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees.

(c)                                  This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder, except as expressly provided in Section 12(a) and (b). Without limiting the generality or effect of the foregoing, the Executive’s right to receive payments hereunder will not be assignable, transferable or delegable, whether by pledge, creation of a security interest, or otherwise, other than by a transfer by Executive’s will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section 12(c), the Company shall have no liability to pay any amount so attempted to be assigned, transferred or delegated.

13.                                 Miscellaneous.

(a)                                  Taxes. All amounts payable hereunder shall be subject to applicable federal, state and local tax withholding.

(b)                                 Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, illegal or unenforceable, such provision shall be severed and enforced to the extent possible or modified in such a way as to make it enforceable, and the invalidity, illegality or unenforceability thereof shall not affect the validity, legality or enforceability of the remaining provisions of this Agreement.

(c)                                  Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts executed in and to be performed entirely within that state, except with respect to matters of law concerning the internal corporate affairs of any corporate entity which is a party to or the subject of this Agreement, and as to those matters, the law of the jurisdiction under which the respective entity derives its powers shall govern. The parties irrevocably agree that all actions to enforce an arbitrator’s decision pursuant to Section 13(f) of this Agreement may be instituted and litigated in federal, state or local courts sitting in the Borough of Manhattan, City of New York, New York and each of such parties hereby consents to the non-exclusive jurisdiction and venue of such court and waives any objection based on forum non conveniens.

(d)                                 WAIVER OF JURY TRIAL. THE PARTIES HEREBY WAIVE, RELEASE AND RELINQUISH ANY AND ALL RIGHTS THEY MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTIONS TO ENFORCE AN ARBITRATOR’S DECISION PURSUANT TO SECTION 13(f) OF THIS AGREEMENT.

(e)                                  Notices. Any notices required or permitted to be sent hereunder shall be delivered personally, via facsimile transmission (with confirmation), or mailed, via certified mail (return receipt requested), or delivered by overnight courier service to the following addresses, or such other address as any party hereto designates by written notice to the Company, and shall be deemed to have been given upon delivery, if delivered personally or via facsimile, three (3)

business days after mailing, if mailed, or one (1) business day after delivery to the courier, if delivered by overnight courier service:

if to the Company to:

Reliant Pharmaceuticals, LLC

110 Allen Road

Liberty Corner, New Jersey 07938

Attention:  President

Telecopy:   (908) 542-9406

with copies sent concurrently to:

Reliant Pharmaceuticals, LLC

110 Allen Road

Liberty Corner, New Jersey 07938

Attention:  General Counsel

Telecopy:   (908) 542-9406

Latham & Watkins

Sears Tower, Suite 5800

233 South Wacker Drive

Chicago, Illinois 60606

Attention:  Michael A. Pucker

Telecopy:  (312) 993-9767

If to Executive, to him at his most recent address as reflected in the Company’s records. Either party may change its address for notice under this Section 13(e) upon written notice to the other party, such notice to be effective upon receipt.

(f)                                    Arbitration. Except as provided in Section 13(c) hereof, in the event that there shall be a dispute among the parties arising out of or relating to this Agreement, or the breach thereof, the parties agree that such dispute shall be resolved by final and binding arbitration in the Borough of Manhattan, City of New York, New York, administered by the American Arbitration Association (the “AAA”), in accordance with AAA’s Commercial Arbitration Rules, to which shall be added the provisions of the Federal Rules of Civil Procedure relating to the Production of Evidence, and the parties agree that the arbitrators may impose sanctions in their discretion to enforce compliance with discovery and other obligations. Such arbitration shall be presided over by a single arbitrator. If Executive, on the one hand, and the Company, on the other hand, do not agree on the arbitrator within fifteen (15) days after a party requests arbitration, the arbitrator shall be selected by the Company and Executive from a list of five (5) potential arbitrators provided by AAA. Such list shall be provided within ten (10) days of the request of any party for arbitration. The party requesting arbitration shall delete one name from the list. The other party shall delete one name from the list. This process shall then be repeated in the same order, and the last remaining person on the list shall be the arbitrator. This selection process shall take place within the two (2) business days following both parties’ receipt of the list of five (5) potential arbitrators. Hearings in the arbitration proceedings shall commence within twenty (20) days of the selection of the arbitrator or as soon thereafter as the arbitrator is available. The arbitrator shall deliver his or her opinion within twenty (20) days after the completion of the arbitration hearings. The arbitrator’s decision shall be final and binding upon the parties, and may be entered and enforced in any court of competent jurisdiction by either of the parties. The arbitrator shall have the power to grant temporary, preliminary and permanent relief, including without limitation, injunctive relief and specific performance. Unless otherwise ordered by the arbitrator pursuant to this Agreement, the arbitrator’s fees and expenses shall be shared equally by the parties.

(g)                                 Attorneys’ Fees. If any arbitration is brought under Section 13(f), the arbitrator may award the successful or prevailing party reasonable attorneys’ fees and other costs incurred in that action or proceeding, in addition to any other relief to which it may be entitled. If any other proceeding is brought by one party against the other in connection with or relating in any manner to this Agreement, or to enforce an arbitration award, the successful or prevailing party (as determined by an independent third party, e.g. a judge) shall be entitled to recover its reasonable attorneys’ fees and other costs incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

(h)                                 Entire Agreement. This Agreement constitutes the entire understanding among all of the parties hereto and supersedes any prior understandings and agreements, written or oral, among them respecting the subject matter hereof.

(i)                                     Amendment. This Agreement may be amended only by a written instrument signed by each of the parties hereto.

(j)                                     Not Compensation. Amounts payable pursuant to this Agreement shall not constitute “compensation” for purposes of any pension, welfare or other benefit plan or policy of the Company unless expressly provided for therein.

(k)                                  Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(l)                                     Members Discretion to Consummate a Change of Control. Executive agrees and acknowledges that neither the Company nor the Members are under any obligation to in respect of consummating any Change of Control.

(m)                               Opportunity to Review. The Company and Executive have carefully read this Agreement in its entirety; fully understand and agree to its terms and provisions; and intend and agree that it is final and binding on all parties.

(n)                                 No Presumption Against Drafter. Each of the parties hereto has jointly participated in the negotiation and drafting of this Agreement. In the event there arises any ambiguity or question of intent or interpretation with respect to this Agreement, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumptions or burdens of proof shall arise favoring any party by virtue of the authorship of any of the provisions of this Agreement.

[Signature page to Change of Control Agreement Follows Immediately]

[Signature Page to Change of Control Agreement]

IN WITNESS WHEREOF, and intending to be legally bound, the Company and Executive have executed the foregoing as of the date first written above.

EXECUTIVE

Vincent Angotti

RELIANT PHARMACEUTICALS, LLC

By:
Name:
Title:

Agreed to and Accepted Solely
as to Section 5(c) hereof:

BAY CITY CAPITAL FUND II, L.P.

By: Bay City Capital Management II, L.P.

By:
Name:
Title:

ANNEX A
to
Change of Control Agreement

Stefan Aigner

George Bobotas

A. Steven Franchak

Gregory Fulton

Lawrence Gyenes

Joseph Krivulka

Michael Lerner

Neil Manowitz

Keith Rotenberg

Gary Talarico